             CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the First Investors Equity Funds (File Nos. 033-46924 and 811-06618) and to the use of our reports dated November 28, 2017 and May 30, 2018 on the financial statements and financial highlights of the First Investors Total Return Fund, a series of the First Investors Equity Funds and First Investors Balanced Income Fund, a series of the First Investors Income Funds. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders and 2018 Semi-Annual Report to Shareholders which are incorporated by reference into the Proxy Statement and Prospectus on Form N-14

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 18, 2018